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                                                                     Exhibit 4.1

                             Amended and Restated
                         Registered Representatives'
                          Deferred Compensation Plan

                          Effective January 1, 1999


Section 1.       Establishment and Purpose

      1.1 The Company has established, effective January 1, 1999, an unfunded deferred compensation plan, the Amended and Restated Registered Representatives' Deferred Compensation Plan, for the benefit of those individuals who act as registered representatives of the Broker-Dealer Subsidiaries (as hereinafter defined).

      1.2 The purpose of the Plan is to attract and retain individuals to become licensed members with the Broker-Dealer Subsidiaries and to assist such individuals with long-range financial planning by offering an alternative for investing monthly commissions and fee payments.

Section 2.       Definitions

         2.1 As used herein the following terms shall have the meanings set forth below:

         "Account" means, as to any Representative participating in the Plan, such Representative's Fund Account and Interest Account.

         "AIG" means the American International Group, Inc., guarantor of the Company's payment obligations under this Plan, and its successors and assigns.

         "Appreciation" means, with respect to the Fund Account, an increase in the value of the Fund Account in excess of the amount of Earnings originally deferred.

         "Beneficiary" means the person or persons designated as such in accordance with Section 8 below.

         "Broker-Dealer Subsidiary" means the following broker-dealer subsidiaries of AIG: Royal Alliance Associates, Inc., SunAmerica Securities, Inc., Advantage Capital Corporation, FSC Securities Corporation, Spelman & Co., Inc., Sentra Securities Corporation and any additional broker-dealer subsidiaries which the Company adds to this Plan by resolution of its board of directors.

         "Committee" means the Management Committee appointed pursuant to
Section 9.

         "Company" means SAI Deferred Compensation Holdings, Inc., which has assumed from SunAmerica Inc., the benefits, rights, obligations, and duties under this Plan, and its successors and assigns.

         "Deferred Benefit" means the amount of money owing to Representative at such time as Representative receives a distribution under this Plan and will be equal to the value of such Representative's Account, as determined in accordance with Section 5 below.
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         "Earnings" means the commission and/or advisory fee payments which a
Representative is entitled to receive from a Broker-Dealer Subsidiary.

         "Fund Account" means a bookkeeping entry maintained by the Company merely for the purposes of recordkeeping and recording the unsecured contractual obligation of the Company with respect to the portion of a Representative's deferred Earnings that are indexed to a Valuation Fund.

         "Guarantee" means AIG's full and unconditional guarantee of the Company's payment obligations hereunder, substantially in the Form of Annex I hereto.

         "Interest Account" means a bookkeeping entry maintained by the Company merely for the purposes of recordkeeping and recording the unsecured contractual obligation of the Company to pay interest on the amount of a Representative's originally deferred Earnings.

         "Optional Distribution Date" means the date selected by Representative in accordance with Section 6 below.

         "Plan" means this Amended and Restated Registered Representatives' Deferred Compensation Plan as such Plan may be amended, modified or restated from time to time.

         "Plan Administrator" means the respective individual or individuals responsible for administering the Plan at the Broker-Dealer Subsidiary with which any given Representative holds his or her broker's license.

         "Representative" means any individual holding his or her broker's license with a Broker-Dealer Subsidiary.

         "Retirement" means such time as Representative ceases to be registered as a broker with any regulatory authority.

         "Termination Event" means, with respect to any individual Representative, the occurrence of any event described in Section 6.1 below.

         "Termination Valuation Date" means the Valuation Date which is the last business day of a calendar month at least 30 days after Termination Event, except that (a) with respect to the death of the Representative, the Termination Valuation Date shall be calculated from such point in time as the respective Broker-Dealer Subsidiary with which the deceased Representative held his or her broker's license receives due proof of death of such Representative and (b) with respect to a Representative who accepts employment with or otherwise establishes a contractual relationship with a competitor of AIG or any Broker-Dealer Subsidiary, the Termination Valuation Date shall be calculated from such point in time as the respective Broker-Dealer Subsidiary with which such Representative held his or her broker's license learns of such employment or contractual relationship.

         "Valuation Date" means any date the United States financial markets are open for which a Representative's Account is required to be valued for any purpose.
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         "Valuation Funds" means one or more mutual funds designated as available under the Plan by the Committee from time to time.

       2.2 As used herein, the term Representative shall also apply to any cash-basis corporate entity which is entitled to receive advisory fee-based payments from a Broker-Dealer Subsidiary (a "Corporate Representative"), the shares of which are owned principally by an individual holding his or her current broker's license with a Broker-Dealer Subsidiary (an "Individual Representative"). Such Corporate Representative must make a separate election to participate in this Plan. However, such Corporate Representative's ability to participate initially or at any time thereafter shall be, at all times, subject to the Individual Representative's participation in this Plan. Accordingly, by way of example and not limitation, if a Termination Event occurs with respect to the Individual Representative, a Termination Event shall be deemed to have occurred with respect to the Corporate Representative.

Section 3. Eligibility for Participation. Each Representative will be eligible to participate in this Plan on the first day of any month after Representative has been licensed with a Broker-Dealer Subsidiary for three (3) full months unless the President of the Broker-Dealer Subsidiary with which such Representative holds his or her broker's license determines that such Representative will be able to participate on an earlier date. Once a Representative becomes eligible to participate, he or she will remain eligible until this Plan is amended or terminated or until the occurrence of a Termination Event.

Section 4.        Election to Defer.

       4.1 Enrollment in this Plan is on a voluntary basis once a Representative becomes eligible. Enrollment will be effective as of the first day of the month following receipt by the Plan Administrator, in accordance with
Section 9 below, of a Deferred Compensation Agreement and an Enrollment/Change Form, pursuant to which Representative will elect the amount of Earnings to be deferred and the method of distribution of such deferred Earnings.

       4.2 Each participating Representative will determine the amount of Earnings to be deferred, up to 100%, in whole percent increments. The deferred Earnings will be deducted from each semi-monthly Earnings payment.

       4.3 Participating Representatives may make changes to the amount of Earnings to be deferred. Changes by participating Representatives as to the amount of Earnings to be deferred will take effect at the beginning of the next calendar year provided the appropriate paperwork is received at least 30 business days before the beginning of such calendar year. All deferral elections must remain in effect for one full calendar year; provided, however, that a participating Representative may reduce the deferral amount to zero at any time during the year after participation in the Plan for three full months, which change will become effective as soon as is administratively possible. If Representative elects to reduce the deferral amount to zero, such Representative may not participate in this Plan for the next 12 calendar months and must thereafter complete the necessary paperwork to enroll in this Plan again.


Section 5.        Valuation of Deferred Earnings.
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         5.1    The Company will establish and maintain an Account for each
Representative participating in this Plan. All deferred Earnings will be credited to the Representative's Account within three business days of the date the Earnings otherwise would have been paid.

         5.2 The Company will establish and maintain a Fund Account for each Representative participating in this Plan.

         5.3 From and after January 1, 1999, the Company will establish and maintain an Interest Account for each Representative participating in this Plan. The amount of any Earnings deferred after January 1, 1999, will bear interest at a fixed rate per annum to be set from time to time by the Company. Interest will accrue on the initial amount of deferred Earnings and not on the value of the Fund Account. Interest will be calculated on the basis of a year of twelve- 30 day months. The Fund Account may be reduced by the Interest Account as provided in Section 5.5.

         5.4 Each Representative must elect the Valuation Fund(s) which will be used to measure the value of his or her Fund Account. Amounts held in the Fund Account will be treated as though invested in such Valuation Fund(s) and adjustments to the value of the Fund Account will be made in accordance with
Section 5.5 below. However, neither the Company nor AIG is required to make investments in the Valuation Funds. Deferred Earnings must be allocated to the Valuation Fund(s) in whole percent increments of at least 5%.

         5.5 The value of each participating Representative's Fund Account shall be adjusted to reflect the investment experience of the Valuation Fund(s) elected by such Representative, whether positive or negative (including dividends and capital gains and losses), as if the Fund Account had been invested in such Valuation Fund(s); provided that in the event of Appreciation in a Representative's Fund Account, such Appreciation will be reduced (but not below zero) by up to the amount of interest accrued with respect to such deferred Earnings in the Interest Account.

         5.6 The value of a Representative's Account at any time will equal the sum of the Fund Account (as reduced, if applicable, by the proviso to Section 5.5) and the Interest Account.

         5.7 Representatives may change the Valuation Fund(s) against which the value of their Fund Accounts will be indexed by completing the necessary forms. Changes may be made with regard to new Earnings coming into the Fund Account or to existing Earnings in the Fund Account. Any modification will be effective on the first day of the calendar quarter which begins at least 15 days after the paperwork is received.

         5.8 There shall be charged against each Representative's Account any payments made to the Representative or his or her Beneficiary in accordance with Sections 6 and 8 below.

         5.9 Participating Representatives will be provided, on a semi-annual basis, a statement of account which indicates the value of such Representative's Account (broken down by the Fund Account and Interest Account) and the currently selected Valuation Fund(s) used to measure the value of the Fund Account.
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      5.10      The currently available Valuation Funds are identified on
Schedule 1 to this Plan. The Company reserves the right to terminate the availability of any Valuation Fund and add additional Valuation Funds at any time.

Section 6.      Distribution of Deferred Benefit

       6.1 Upon the occurrence of the earliest Termination Event, a Deferred Benefit will be paid to Representative or his or her Beneficiary, as the case may be. The Termination Events are:

       (a)      Representative's death;
       (b)      Representative's permanent disability;
       (c) Termination of Representative's independent contractor relationship with the Broker-Dealer Subsidiary for any reason;
       (d)      Representative's Retirement; or
       (e) Attainment of the Optional Distribution Date, if one is selected by Representative.

       6.2 If selected, the Optional Distribution Date must be the first day of a calendar quarter which is at least four years after Representative begins deferring Earnings under this Plan. The Optional Distribution Date must be selected at the time of enrollment and once the election is made it can not be changed.

       6.3 The Deferred Benefit will be paid out in ten annual installments unless the Representative selects, at the time of enrollment, an Optional Distribution Schedule. If an Optional Distribution Schedule is selected, it can not be changed. The Optional Distribution Schedules available include:

       (a)      Annual installments over a period of five (5) years;
       (b)      Annual installments over a period of three (3) years; and
       (c)      A lump sum.

       6.4 If Representative's Deferred Benefit is payable in installments, the Deferred Benefit shall be paid out in ten annual installments, or such lesser number of installments as selected by Representative. The amount to be paid in each installment shall be the value of the Account as of the Valuation Date multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. The initial payment shall be made within 60 days of the Valuation Date. All subsequent installment payments shall be made within the first four weeks of each calendar year thereafter until the Deferred Benefit has been fully paid. As used in this section, the Valuation Date for the first installment shall be the Termination Valuation Date and for each installment thereafter, the last Valuation Date of the calendar year which precedes the year of payment.

       6.5 Participating Representatives will be required to take a lump sum distribution of the Deferred Benefit if such Representative accepts employment or otherwise establishes a contractual relationship with a competitor of AIG or any Broker-Dealer Subsidiary. The amount of the Deferred Benefit shall be determined as of the Termination Valuation Date and paid within 60 days thereof.

       6.6 Participating Representatives will be required to take a lump sum distribution of the Deferred Benefit if, for any reason, the Broker- Dealer Subsidiary with which such Representative holds his or her broker's license terminates the independent contractor relationship between such Representative and Broker-Dealer Subsidiary. The amount of the Deferred Benefit shall be determined as of the Termination Valuation Date and paid within 60 days thereof.
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       6.7    Notwithstanding anything else contained herein, participating
Representatives will be required to take a lump sum distribution of the Deferred Benefit upon the occurrence of a Termination Event if the value of the Deferral Account on the Termination Valuation Date is $3500 or less. The amount of the Deferred Benefit shall be determined as of the Termination Valuation Date and paid within 60 days thereof.

       6.8 There are no interim or periodic payments of amounts accrued in the Interest Account.

       6.9 Following receipt of the entire Deferred Benefit, participating Representatives shall not be entitled to any rights under this Plan.

Section 7. Financial Hardship Distribution. In the event of an unforeseeable emergency, Representative or his or her Beneficiary may apply through the Plan Administrator for a hardship withdrawal. The application will be reviewed by a committee of some combination of the Chairman, President, Executive Vice President(s) and Senior President(s) of the Broker- Dealer Subsidiary with which such Representative holds his or her broker's license. If such application for hardship withdrawal is approved, the Company shall pay to Representative or Representative's Beneficiary such value as is reasonably necessary to meet the hardship needs, including provision for taxes on the emergency distribution, in an amount not to exceed the Deferred Benefit. For purposes of this Plan, hardship withdrawals require that Representative or Representative's Beneficiary have an immediate and heavy unanticipated financial emergency and that the withdrawal be necessary to meet such emergency need. Such hardship must be beyond the control of Representative or Representative's Beneficiary and Representative or Representative's Beneficiary must not be able to meet such needs by other financial resources available. If Representative takes a hardship withdrawal under this Plan, he or she may not defer any Earnings under this Plan for a period of one year from the date of the withdrawal, after which time Representative must re-enroll in this Plan in order to commence deferring Earnings again.

Section 8.    Beneficiary Designation and Survivor Benefits.

       8.1 Each Representative may designate any person or persons as Beneficiary or Beneficiaries to receive distribution(s) under this Plan in the event of Representative's death prior to complete distribution to Representative of the Deferred Benefit due under this Plan. Beneficiaries must be designated on the Enrollment/Change Form at any time prior to Representative's death.

       8.2 In the absence of an effective Beneficiary designation by Representative, the entire undistributed Deferred Benefit will be paid in a lump sum payment equal to the value of the Representative's Account determined as of the Termination Valuation Date, within 60 days thereof to Representative's estate.

       8.3 If a Representative dies prior to receiving any portion of the Deferred Benefit, Representative's Beneficiary will be paid a lump sum payment equal to the value of the Representative's Account determined as of the Termination Valuation Date, within 60 days thereof.
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       8.4     If a Representative dies after becoming eligible to receive the
Deferred Benefit but prior to receiving the entire benefit, the remaining Deferred Benefit will be paid in a lump sum payment equal to the value of the Representative's Account determined as of the Termination Valuation Date, within 60 days thereof.

Section 9.     Plan Administration.

       9.1 This Plan will be administered by a Management Committee (the "Committee"). The Committee will be comprised of any five (5) officers of AIG or any subsidiary of AIG as selected by the Chairman, the President or any Vice Chairman of AIG. The Committee shall interpret and administer this Plan in accordance with its terms. The Committee's interpretations and constructions shall be binding and conclusive on all persons for all purposes.

       9.2 Representatives may obtain any necessary form(s) by request to the Plan Administrator. All forms and agreements and any other necessary documents must be properly executed and delivered to the Plan Administrator within the specified time limitations in order to be effective.

Section 10.    Nature of Company's Obligation and AIG's Guarantee.

       10.1 The Company's obligation under this Plan shall be an unfunded and unsecured promise to pay. Neither the Company nor AIG shall be obligated under any circumstances to fund its financial obligations under this Plan or the Guarantee.

       10.2 The obligation to pay to participating Representatives the deferred Earnings, with such adjustments as are provided for herein, shall be carried on the books of the Company as an unsecured debt. The balance at any time in the Account is not held in trust for Representative, and neither Representative, his or her estate or personal representative(s), nor his or her beneficiaries shall have any right, title or interest in or to any funds in the Account, which is established by the Company merely for the purpose of recording such unsecured contractual obligation. All funds in the Account shall continue to be part of the general funds of the Company, and neither the Representative, his or her estate or personal representative(s), nor his or her beneficiaries shall have any property interest in any specific assets of the Company or AIG. Each Representative participating in this Plan is considered a general unsecured creditor of the Company.

       10.3 The Guarantee constitutes a general unsecured obligation of AIG, which ranks pari passu with all of AIG's other unsecured and unsubordinated indebtedness. Neither the Representative, his or her estate or personal representatives, nor his or her own beneficiaries shall have any property interest in any specific assets of AIG. In the event that a payment is due to a Representative under the Guarantee, such Representative will be a general unsecured creditor of AIG.

       10.4 Notwithstanding anything to the contrary contained herein, the Company or AIG may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust only, such transferred amounts shall remain subject to the claims of general creditors of the Company or of general creditors of AIG. To the extent assets are held in a trust when a Representative's Deferred Benefit becomes payable, the Company or AIG, in the event of a Guarantee payment, shall direct the trustee to pay such benefit to Representative from the assets of the trust.
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Section 11.    Miscellaneous.

       11.1 Except as set forth herein, no right to receive any Deferred Benefit shall be subject to anticipation, alienation, sale, assignment, pledge, hypothecation, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, hypothecate, encumber or charge the same will be void; provided, however, a Representative may assign his or her right to receive a Deferred Benefit to a revocable living trust set-up by such Representative. No right under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such rights.


       11.2    Taxes and Withholdings.

        (a) Any payment of a Deferred Benefit hereunder will be subject to withholding of all applicable taxes.

        (b) If the whole or any part of any Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Company or AIG shall be required to pay, or is otherwise attached for the payment of amounts owing by Representative, the Company and AIG shall have the full power and authority to pay such obligation out of any monies or other property in its hand for the account of Representative whose interests hereunder are so liable. The Company or AIG shall provide Representative notice of such payment. Prior to making any payment, the Company or AIG may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

      11.3. In addition to any other rights of set off the Company or AIG or any Broker-Dealer Subsidiary might have, the Company and AIG shall have the right, without prior notice, to set off any obligation of a participating Representative owing to the Company or AIG or any Broker-Dealer Subsidiary against amounts owing to Representative under the terms of this Plan.

       11.4 Nothing in this Plan is intended to (a) limit in any way the right of any Broker-Dealer Subsidiary to terminate a Representative's contractor relationship with Broker-Dealer Subsidiary; or (b) otherwise create any employment relationship between the Representative and any Broker- Dealer Subsidiary or the Company or AIG.

       11.5     The Company expects to continue this Plan but is not obligated to do so. The Company reserves the right to amend, modify or terminate this
Plan at any time, or from time to time, in whole or in part, for any reason (including, without limitation, a change, or an impending change, in the applicable laws of the United States or any State). If this Plan is amended, modified or terminated, the Committee shall be notified of such action in writing executed by a duly authorized officer of the Company, and thereafter this Plan shall be so amended, modified or terminated at the time therein set forth. Any amendment, modification or termination of this Plan shall be binding on the Representatives , but in no event may such amendment, modification or termination reduce the amounts credited at that time to any Representative's Account. Upon termination of this Plan, the Accounts shall either be paid in a lump sum immediately, or distributed in some other manner consistent with this Plan, as determined by the Committee in its sole direction.
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         11.6   In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect the validity of any other provision of this Plan.

         11.7 This Plan shall be governed by and construed in accordance with the laws of the state of California.






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                                  SCHEDULE 1

                               VALUATION FUNDS


                         SunAmerica Money Market Fund
                  SunAmerica U.S. Government Securities Fund
                       SunAmerica Balanced Assets Fund
                     SunAmerica Small Company Growth Fund
                Style Select Series Large-Cap Growth Portfolio
                 Style Select Series Mid-Cap Growth Portfolio
               Style Select Series Aggressive Growth Portfolio
                Style Select Series Large-Cap Blend Portfolio
                Style Select Series Large-Cap Value Portfolio
                     Style Select Series Value Portfolio
                Style Select Series Small-Cap Value Portfolio
              Style Select Series International Equity Portfolio
                     Style Select Series Focus Portfolio
                          "Dogs" of Wall Street Fund